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                                                                    EXHIBIT 99.2

Banner Aerospace
Solair Sale
January 4, 1999

                                                         Contact:
                                                         Eugene W. Juris
                                                         Chief Financial Officer
                                                         (703) 478-5790


              BANNER AEROSPACE COMPLETES SALE OF SOLAIR, INC.,
                       ITS LARGEST ROTABLES SUBSIDIARY


Dulles, VA/January 4, 1999... Banner Aerospace (NYSE: BAR) today reported that on December 31, 1998 it closed on the previously announced sale of its wholly-owned subsidiary, Solair, Inc., a distributor of aircraft rotables, to Kellstrom Industries, Inc. (NASDAQ: KELL) for approximately $57 million in cash and a warrant to purchase 300,000 shares of Kellstrom common stock at $27.50 per share.

Banner will use the cash proceeds to reduce its debt by $52 million and increase cash and marketable securities by $8 million. The Company's remaining rotables and engine groups will have estimated fiscal 1999 sales of $140 million.

Banner Aerospace is a diversified family of companies providing the aviation community with reliable, single source solutions through a global distribution network delivering aerospace parts and services to the commercial, regional and corporate aftermarkets of the aviation industry.

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